William T. Connolly, Jr., CFA
Senior Managing Director
Head of Retail Management
Putnam Retail Management LP
One Post Office Square
Boston, Massachusetts 02109

July 2007

Dear Investment Colleague:

Since 2001, TH Lee, Putnam Emerging Opportunities Portfolio has served investors as a closed-end interval fund pursuing a combination of attractive aggressive-growth investment opportunities in both the public and private equity markets. The fund’s Board of Trustees has regularly reviewed the fund, its investment mandate, and the market for public/private funds. After concluding a recent review, the Trustees have approved a plan of liquidation for the fund, believing the plan to be in the best interests of fund shareholders.

In making this decision, the Trustees considered that shareholders have shown strong demand for liquidity by regularly oversubscribing the fund’s quarterly share repurchase offers over the past two years. In addition, the fund’s public/private strategy has become more difficult to maintain for two reasons: Four of the five portfolio investments originally obtained as private equity securities have made initial public offerings; and the fund’s current small asset size hinders the possibility of investing in private equities while maintaining the fund’s liquidity needs.

The plan of liquidation requires approval by the fund’s shareholders. We are sending your clients who are shareholders in the fund a letter announcing the decision. The Trustees have scheduled a shareholder meeting in October. A proxy statement containing more information about the plan of liquidation will be mailed to your clients in the coming weeks.

Shareholders will also be asked to approve the discontinuation of the fund’s quarterly repurchase offers; this is a condition for implementing the plan of liquidation. If shareholders approve these proposals at the October shareholder meeting, the fund expects that the current repurchase offer, which expires on August 10, 2007, would be the last quarterly repurchase offer.

The Trustees of the fund are recommending that shareholders approve the proposals, and hope you will encourage your clients to vote their proxies for the reasons described above.

If the plan of liquidation is approved, the process of liquidating the portfolio will begin immediately. The portfolio team will cease all investment activity other than managing the sale of securities and the fund’s cash levels. We anticipate that the fund will make more than one distribution as the portfolio

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team carefully manages the liquidation. It may require a number of months to complete the liquidation due to the relatively thin trading market for the fund’s private investments that have completed public offerings.

I encourage you to consider Putnam funds as investment options for your clients. For information about funds that could serve as part of a diversified portfolio, please call your Putnam wholesaler at 1-800-354-4000.

If you have any questions regarding the plan of liquidation, please call Putnam Dealer Marketing Services at 1-888-493-1199. The proxy statement will contain further details about the proposals.

Thank you for your support of TH Lee, Putnam Emerging Opportunities Portfolio, and for the time you take to advise your clients about the liquidation.

Sincerely,

The Trustees of the fund have authorized the solicitation of shareholder votes in connection with the proposals described above. Shareholders should carefully read the forthcoming proxy statement because it will contain important information about the proposals and about the interests of the fund’s Trustees and service providers. The proxy statement and other solicitation materials will be available for free at www.sec.gov, the Web site of the Securities and Exchange Commission, and will also be available free of charge from TH Lee, Putnam Capital by calling 1-888-493-1199.

Steven D. Krichmar
Senior Managing Director
Chief of Operations
Putnam Investor Services
P.O. Box 41203
Providence, Rhode Island 02940
www.putnam.com

July 2007

Dear Shareholder:

Since 2001, TH Lee, Putnam Emerging Opportunities Portfolio has served investors as a closed-end interval fund pursuing a combination of attractive aggressive-growth investment opportunities in both the public and private equity markets. The fund’s Board of Trustees has regularly reviewed the fund, its investment mandate, and the market for public/private funds. After concluding a recent review, the Trustees have approved a plan of liquidation for the fund, believing the plan to be in the best interests of fund shareholders.

In making this decision, the Trustees considered that shareholders have shown strong demand for liquidity by regularly oversubscribing the fund’s quarterly share repurchase offers over the past two years. In addition, the fund’s public/private strategy has become more challenging to maintain for two reasons: Four of the five portfolio investments originally obtained as private equity securities have made initial public offerings; and the fund’s current small asset size hinders the possibility of investing in private equities while maintaining the fund’s liquidity needs.

The plan of liquidation requires approval by the fund’s shareholders. The Trustees have scheduled a shareholder meeting in October. A proxy statement containing more information about the plan of liquidation will be mailed to you in the coming weeks.

As a shareholder, you will also be asked to approve the discontinuation of the fund’s quarterly repurchase offers; this is a condition for implementing the plan of liquidation. The reason for this condition is that during liquidation, the fund does not expect that it would have sufficient cash on hand to satisfy regular quarterly repurchase requests. If shareholders approve these proposals at the October shareholder meeting, the fund expects that the current repurchase offer, which expires on August 10, 2007, would be the last quarterly repurchase offer. The liquidation proposals will not affect the timing of the August repurchase offer.

The Trustees of the fund are recommending that you and all shareholders approve the plan of liquidation for the reasons described above.

If the plan of liquidation is approved, the process of liquidating the portfolio will begin immediately. The portfolio team will cease all investment activity other than managing the sale of securities

(over, please)

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and the fund’s cash levels. We anticipate that the fund will make more than one distribution as the portfolio team carefully manages the liquidation. It may require a number of months to complete the liquidation due to the relatively thin trading market for the fund’s private investments that have completed public offerings.

If you have any questions regarding the plan of liquidation, please call your financial representative, or call TH Lee, Putnam Capital at 1-888-493-1199.

Thank you for your support of TH Lee, Putnam Emerging Opportunities Portfolio.

Sincerely,

The Trustees of the fund have authorized the solicitation of shareholder votes in connection with the proposals described above. Shareholders should carefully read the forthcoming proxy statement because it will contain important information about the proposals and about the interests of the fund’s Trustees and service providers. The proxy statement and other solicitation materials will be available for free at www.sec.gov, the Web site of the Securities and Exchange Commission, and will also be available free of charge from TH Lee, Putnam Capital by calling 1-888-493-1199.